EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	news

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
December 20, 2011

NN, INC. ENTERS INTO NEW FIXED RATE DEBT AGREEMENT

Johnson City, Tenn, December 20, 2011 – NN, Inc. (Nasdaq:  NNBR) today reported that it has borrowed an additional $20 million in seven-year fixed rate notes from Prudential Capital at a rate of 4.64%.  The new notes, which mature on December 20, 2018, are interest-only for the first two years followed by four equal annual principal payments.  The proceeds will be used to repay existing revolving credit bank debt and to fund growth capital projects.  Prudential Capital has also agreed to reduce the rate on the Company’s existing $17.1 million of fixed rate notes due in 2014 from 6.50% to 5.39%.

James H. Dorton, Senior Vice President, Corporate Development and CFO commented, “We are pleased in the confidence that Prudential has shown in NN’s improved credit profile and growth opportunities by lending us an additional $20 million in fixed rate debt at record low rates for NN and additionally lowering the rate on our existing fixed rate debt.”

Post transaction, the Company has a total of $37.1 million in Prudential fixed rate notes and a $100 million revolving credit agreement with a syndicated bank group of Keybank, BB&T, Regionsbank and Wells Fargo.  Approximately $50 million is outstanding under this agreement.  The revolving credit agreement expires in April of 2014.

NN, Inc. manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of $365 million in 2010.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.